Exhibit 6(t) (viii)


                        COLLEGE RETIREMENT EQUITIES FUND
                 730 Third Avenue, New York, New York 10017-3206
                                 1 800 842-2733

            ENDORSEMENT TO YOUR ACCUMULATION-UNIT DEPOSIT CERTIFICATE

                          Effective Date: [May 1, 1997]

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. The purpose of this endorsement is to introduce a new CREF Account. Please read this endorsement, then attach it to your certificate.

THE ACCOUNTS PROVISION IS MODIFIED BY ADDING THE INFLATION-LINKED BOND ACCOUNT AS FOLLOWS:

     ACCOUNTS. CREF maintains the following eight investment Accounts, each with its own distinct investment portfolio:

          The CREF STOCK ACCOUNT maintains a broadly diversified portfolio consisting primarily of common stocks.

          The CREF MONEY MARKET ACCOUNT maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

          The CREF BOND MARKET ACCOUNT maintains a portfolio consisting primarily of investment grade fixed income securities.

          The CREF SOCIAL CHOICE ACCOUNT maintains a portfolio consisting of common stocks, investment grade fixed income securities and short-term debt securities.

          The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

          The CREF GROWTH ACCOUNT maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

          The CREF EQUITY INDEX ACCOUNT maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

          The CREF INFLATION-LINKED BOND ACCOUNT maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and other corporate entities.

     In the future, CREF may establish other Accounts with other investment portfolios.


                                                                    Chairman and
                                                         Chief Executive Officer


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